SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OPPENHEIMER CAPITAL INCOME FUND
OPPENHEIMER CASH RESERVES
OPPENHEIMER CHAMPION INCOME FUND
OPPENHEIMER COMMODITY STRATEGY TOTAL RETURN FUND
OPPENHEIMER CORPORATE BOND FUND
OPPENHEIMER CURRENCY OPPORTUNITIES FUND
OPPENHEIMER EMERGING MARKETS DEBT FUND
OPPENHEIMER EQUITY FUND, INC.
OPPENHEIMER GLOBAL STRATEGIC INCOME FUND
OPPENHEIMER INTEGRITY FUNDS, on behalf of Oppenheimer Core Bond Fund
OPPENHEIMER INTERNATIONAL BOND FUND
OPPENHEIMER LIMITED-TERM GOVERNMENT FUND
OPPENHEIMER MAIN STREET FUNDS, INC., on behalf of Oppenheimer Main Street Fund
OPPENHEIMER MAIN STREET SELECT FUND
OPPENHEIMER MAIN STREET SMALL- & MID-CAP FUND
OPPENHEIMER MASTER EVENT-LINKED BOND FUND, LLC
OPPENHEIMER MASTER INFLATION PROTECTED SECURITIES FUND, LLC
OPPENHEIMER MASTER LOAN FUND, LLC
OPPENHEIMER PORTFOLIO SERIES FIXED INCOME ACTIVE ALLOCATION FUND
OPPENHEIMER SENIOR FLOATING RATE FUND
OPPENHEIMER SHORT DURATION FUND

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Oppenheimer Denver Board (Multi) Fund Proxy Script 12/20/2011

FOR INTERNAL USE ONLY

Q1:     Which Oppenheimer Funds are included in this proxy?

Capital Income Fund	Limited-Term Government Fund
Cash Reserves	Main Street Fund
Champion Income Fund	Main Street Select Fund
Commodity Strategy Total Return Fund	Main Street Small- & Mid-Cap Fund
Core Bond Fund	Master Event-Linked Bond Fund, LLC
Corporate Bond Fund	Master Inflation Protected Securities Fund, LLC
Currency Opportunities Fund	Master Loan Fund, LLC
Emerging Markets Debt Fund	Portfolio Series Fixed Income Active Allocation Fund
International Bond Fund	Senior Floating Rate Fund
Equity Fund, Inc.	Short Duration Fund
Global Strategic Income Fund

Q2.      Who is entitled to vote?

A:     OppenheimerFunds shareholders of record on December 7, 2011 (the “record date”) will be entitled to vote on the proposals at the Special Meeting.

Q3:     What are Shareholders being asked to vote on?

A:      Shareholders are being asked to consider and approve three proposals:

1.	To elect Board Member Nominees: Certain Board Members are likely to retire within a few years. It is proposed to elect successor Board Members as well as to re-elect the Board;

2.	To approve changes in, or the removal of, certain fundamental policies/investment objectives: It is proposed to update, standardize and streamline certain fundamental policies/investment objectives to provide increased flexibility to the Funds to adapt to a changing investment environment and/or achieve consistency among the Funds and other funds in the Oppenheimer family of funds; [refer to Q5-Q8 for details on the sub-proposals]

3.	To approve an Agreement and Plan of Reorganization that provides for the reorganization of each Fund that is a Maryland corporation or a Massachusetts business trust, as applicable, into a Delaware statutory trust: It is proposed to reorganize the Funds to benefit from the advantages of organization in Delaware.

Q4:      Will the Funds’ Board attend the shareholder meeting?

A:     No. Neither the Funds’ Board Members nor the Nominees are required to attend the Meeting nor do they plan to attend the Meeting.

Q5:      Why is the Board recommending changes to, or the removal of, certain investment policies/investment objectives for the Fund?

A:     In some cases the changes to, or the removal of, a policy is to modernize the Funds’ policies to reflect current regulatory requirements. Changes are also recommended in an effort to provide the Funds additional flexibility to pursue their investment strategies and objectives, to respond to an ever-changing investment environment, and to achieve consistency among the Funds and other funds in the Oppenheimer family of funds. The proxy statement explains each of the proposed changes to, or elimination of, a policy. Shareholders are only being asked to approve the changes in investment policies that are “fundamental” and that apply to their respective Fund(s). A “fundamental” investment policy can be changed only with the approval of shareholders.

Q6:     Which fundamental investment policies are being changed or removed?

A:      (a) Revise the fundamental policy relating to borrowing

The revised policy will permit the Funds to borrow money, and to engage in trading practices that may be considered to be borrowing, to the fullest extent permitted by the Investment Company Act and related interpretations, as in effect from time to time. The revised policy also will eliminate restrictions that borrowings be made only from banks, that limit the purchase of securities when loans are outstanding, and that limit pledging of assets. The revised policy will be interpreted to permit a Fund to engage in trading practices and investments that may be considered to be borrowing, such as reverse repurchase agreements, dollar rolls, options, futures, options on futures and forward contracts. In addition, short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered to be borrowings under the revised policy. Practices and investments that may involve leverage but are not considered to be borrowings are not subject to the revised policy. The proposed changes also would allow a Fund to borrow from another Oppenheimer fund when permissible, which could reduce certain borrowing and transaction costs. Please read the proxy statement for more information on this proposal.

Does inter-fund lending pose higher risks than other forms of borrowing?

Each mutual fund is required to separately custody their assets with a custodian, and each Oppenheimer mutual fund has a third party custodian that separately holds Fund assets.  Permitting funds to borrow from other Oppenheimer mutual funds would reduce borrowing expenses and transaction costs among the funds.  The SEC has frequently permitted funds that apply for this ability to do so, and as a result most mutual funds have such “inter-fund” lending orders from the SEC.  Oppenheimer’s mutual funds have had the ability to engage in inter-fund lending since they received an order from the SEC permitting them to do so in 2002, and the administration of inter-fund lending would be overseen by each fund’s Board of Trustees (including the majority of Independent Trustees).  This inter-fund lending order is also publicly available for inspection.  The updated borrowing policy would merely clarify that this order from the SEC is consistent with the fund’s borrowing policy.  The risks of inter-fund lending are similar to any other borrowing, whether it is a borrowing from a bank or from a Fund, in that borrowings can magnify the effect of any increase or decrease in the value of a fund’s portfolio, a fund will pay interest on borrowed money, and that interest may be less than the return on securities purchased from the borrowed amount.  There is no “comingling” of assets because the borrowing is, like any investment, represented as either an asset or a liability on the books of the Fund, with receivables owed to the Fund or obligated to another.  As noted in the proxy, OppenheimerFunds, Inc., the Fund’s investment advisor, does not believe that inter-fund lending would materially affect the manner in which a Fund’s investment program is being conducted, particularly since none of the Oppenheimer funds currently engage in inter-fund lending.

In contrast to the ability to borrow from another Oppenheimer fund, a fund engaged in a swap or other derivative transaction does not enter into such transaction among other Funds.  There is always a third-party derivative counterparty involved in such transaction.  Funds do not directly agree among each other to create repurchase agreements or other derivative investments.  These investments do not subject one Fund to the risk of another Fund, since the derivative counterparty is a third-party.

(b-1) Revise the fundamental policy relating to concentration of investments

Each Fund currently has a fundamental policy that prohibits the Fund from concentrating its investments in a particular industry. Many of the existing policies reflect a test that is the SEC’s current interpretation of concentration. It is possible that this interpretation of concentration could change in the future. If this interpretation were to change, the Funds would not be able to change their concentration policies without seeking shareholder approval.

The revised policy also will remove references to any classification of issuers as being in certain industries, or any classification of industry treatment (such as how utilities are treated), and instead will permit OFI to analyze the characteristics of a particular issuer and instrument and assign an industry or sector classification consistent with those.

The revised policy also will be interpreted to permit investment without limit in the following: securities of the U.S. government and its agencies or instrumentalities; securities of state, territory, possession or municipal governments and their authorities, agencies, instrumentalities or political subdivisions; and repurchase agreements collateralized by any of such obligations. In addition, the policy will be interpreted to permit investment in securities issued by investment companies. Please read the proxy statement for more information on this proposal.

(b-2) Remove the additional fundamental policy relating to concentration of investments

Commodity Strategy Total Return Fund has two fundamental concentration policies. These will be replaced by one new fundamental concentration policy to remove references to that Fund’s index categories from its policy, and to clarify that the Fund will not concentrate in any one industry. Since there are two existing fundamental policies involved, a change to each requires a separate vote of shareholders with respect to the two policies. Formally, shareholders would be asked to change the first policy to the new fundamental policy (Proposal 2b-1), and to remove the second policy (Proposal 2b-2).

c) Remove the fundamental policy relating to diversification of investments

The Investment Company Act does not require that a fund have an additional fundamental policy outlining diversification requirements. This proposal seeks to remove that additional fundamental policy, but would not result in a change in the diversification status of any Fund. If shareholders of a Fund approve this proposal, the Fund’s current fundamental policy requiring diversification of investments will be eliminated. The existing policies on diversification of many Funds generally recite the Investment Company Act requirements as in effect today. If the requirements for diversification were to change, these Funds might not be able to take advantage of that change without seeking shareholder approval. Please read the proxy statement for more information on this proposal.

(d) Remove the fundamental policy on investments in issuers whose shares are owned by the Fund’s trustees or officers

Cash Reserves Fund is currently subject to a fundamental investment policy prohibiting it from purchasing or holding the securities of an issuer if the officers and trustees of the Fund or the Manager individually beneficially own 1/2 of 1% of such securities and together own more than 5% of such securities. It is proposed that the current fundamental policy be eliminated. Please read the proxy statement for more information on this proposal.

(e-1) Revise the fundamental policy relating to lending

The Funds’ current fundamental policies on lending vary greatly. The revised policy will permit securities lending and the use of repurchase agreements by all Funds, and will allow the Funds to lend money and other assets, in each case to the fullest extent permitted by the Investment Company Act and related interpretations, as in effect from time to time. Please read the proxy statement for more information on this proposal.

(e-2) Remove the additional fundamental policy relating to lending

Certain Funds (Capital Income and Senior Floating Rate) have two policies with respect to lending. Since there are two existing fundamental policies involved, a change to each requires a separate vote of shareholders with respect to the two policies. If this proposal is approved, these Funds will be permitted by this fundamental policy to make loans of securities or money in situations and under circumstances in which they previously could not do so. Please read the proxy statement for more information on this proposal.

(f) Remove the fundamental policy relating to margin and short sales

The Investment Company Act does not require that a fund have a fundamental policy relating to purchasing securities on margin or short selling. Margin purchases involve borrowing money from a broker to purchase securities. The risks associated with purchasing securities on margin are generally similar to those of borrowing money. We believe there is no need for the Funds to have a restriction on purchasing on margin or selling short since these activities are controlled by statutory requirements and other restrictions adopted by the Funds. The Funds’ ability to borrow is governed by the fundamental policy on borrowing previously discussed. Please read the proxy statement for more information on this proposal.

(g-1) Revise the fundamental policy relating to real estate and commodities

The revised policy will permit the Funds to purchase or sell commodities to the fullest extent permitted by the Investment Company Act and related interpretations, as in effect from time to time. However, a Fund’s investment program may not contemplate investing in physical or financial commodities, commodity-related instruments, or real estate. To the extent consistent with a Fund’s investment strategy and risk disclosure, the revised policy will not affect the Funds’ ability to invest in physical or financial commodities and commodity-related instruments, including entering into futures contracts, among which may include futures contracts on interest rates, stock indices and currencies, and options thereon, as well as forward currency transactions and options on currencies. Additionally, to the extent consistent with a Fund’s investment strategy and risk disclosure, the revised policy will not affect the Funds’ ability to purchase or sell real estate. Please read the proxy statement for more information on this proposal.

(g-2) Remove the additional fundamental policy relating to real estate and commodities

Certain Funds have two policies with respect to these items because their policy with respect to real estate was separated from the policy relating to commodities. Since there are two existing fundamental policies involved, a change to each requires a separate vote of shareholders with respect to the two policies. Formally, shareholders would be asked to change the first policy to the new fundamental policy (Proposal 2g-1), and to remove the second policy (Proposal 2g-2). Please read the proxy statement for more information on this proposal.

(h) Revise the fundamental policy relating to senior securities

The revised policy will permit the Funds to issue senior securities to the fullest extent permitted by the Investment Company Act and related interpretations, as in effect from time to time, and will not refer to particular investment practices. Before a material change is made in a Fund’s investment strategies in response to this revised policy, the Fund’s Board will be consulted and the Fund’s prospectus or statement of additional information will be revised to disclose the change, the purpose of the changed strategy and, as applicable, any additional risks. Please read the proxy statement for more information on this proposal.

(i) Revise the fundamental policy relating to underwriting

The revised policy will permit the Funds to engage in the underwriting business and to underwrite the securities of other issuers to the fullest extent permitted by the Investment Company Act and related interpretations, as in effect from time to time, and thus will give the Funds greater flexibility to respond to future investment opportunities, subject, of course, to the investment objectives and strategies applicable to each Fund. Before a material change is made in a Fund’s investment strategies in response to this revised policy, the Fund’s Board will be consulted and the Fund’s prospectus or statement of additional information will be revised to disclose the change, the purpose of the changed strategy and, as applicable, any additional risks. Please read the proxy statement for more information on this proposal.

(j) Remove the fundamental policy relating to investments in unseasoned issuers

Cash Reserves Fund is currently subject to a fundamental investment restriction limiting its investment in securities of issuers that have been in operation less than three years ("unseasoned issuers"). However, this state restriction was preempted by the National Securities Markets Improvement Act of 1996, and therefore is no longer applicable to the Fund. As the Fund is currently subject to a fundamental investment restriction that is no longer required at all, OFI recommends that you approve the elimination of this fundamental investment restriction. Elimination of this fundamental restriction is unlikely to affect management of the Fund, and is not expected to materially increase the risk of an investment in the Fund. Please read the proxy statement for more information on this proposal.

(k), (l), (m), and (n) Remove miscellaneous fundamental policy relating to investment strategy restrictions on Oppenheimer Limited-Term Government Fund

Limited-Term Government Fund is currently subject to certain fundamental investment policies concerning various investment strategies. None of those existing policies is required under the Investment Company Act. It is proposed that these current fundamental investment policies be eliminated.

(k) As a fundamental policy, the Fund requires that the ownership and control of the securities subject to a repurchase agreement must be transferred to the Fund.

(l) As a fundamental policy, the Fund will not enter into a reverse repurchase agreement unless the securities that collateralize the transaction have a maturity date not later than the settlement date of the transaction.

(m) As a fundamental policy, the Fund will not enter into such transactions unless the settlement date is within 120 days of the trade date and is settled in cash on the settlement date. (n) The Fund cannot deviate from any of its other investment policies that are described as fundamental policies in the Prospectus or this SAI.
Although the Fund has no intention of materially deviating from the manner in which it currently invests, the policies below are unnecessary and elimination of these policies as fundamental policies will help conform the Fund’s policy to other Oppenheimer funds. In addition, the elimination of each policy could increase the Fund’s flexibility when choosing investments in the future. The Fund will include appropriate risk disclosure in its prospectus if an investment strategy would materially affect the manner in which the Fund invests. Any significant change to the Fund’s investment strategy would also be subject to Board approval and disclosed to shareholders. Please read the proxy statement for more information on this proposal.

(o) Convert the Fund’s investment objective from fundamental to non-fundamental

The Investment Company Act does not require that a fund’s investment objective be fundamental, and, in fact, it is common for funds to have non-fundamental investment objectives. If a Fund is able to change its investment objective without shareholder approval, the Fund will have flexibility to respond to changing conditions in a manner that the Fund’s Board deems to be in the best interests of Fund shareholders without the expense and delay of seeking further shareholder approval. However, shareholders would be given prior notice of any change in the Fund’s investment objective. Please read the proxy statement for more information on this proposal.

(p) Approve a change in the Fund’s investment objective

This proposal to change your Fund’s investment objective is intended to modernize the Funds’ investment objectives by simplifying and standardizing each of them. Additionally, for certain Funds, the investment objective is proposed also change to better position the Fund’s investment goal. Both OFI and each Fund’s Board believe that the new investment objective provides more clarity and understanding to each Fund’s overarching investment goal. Each Fund’s investment objective would, upon shareholder approval, change to one of four basic investment objectives: (1) The Fund seeks income, (2) The Fund seeks total return, (3) The Fund seeks capital appreciation, or (4) The Fund seeks income consistent with stability of principal. OFI and the Board believe that by adopting these new, simplified standard investment objectives with respect to the Funds, shareholders would be more informed about a Fund’s basic investment goal. Please read the proxy statement for more information on this proposal.

This table identifies each proposal that applies to each individual Fund:

Name of Oppenheimer Fund	1	2a	2b-		2c	2d	2e-		2f	2g-		2h	2i	2j	2k	2l	2m	2n	2o	2p	3
			1	2			1	2		2	1
Capital Income	✓	✓	✓		✓		✓	✓		✓	✓	✓	✓						✓	✓	✓
Cash Reserves	✓	✓	✓		✓	✓	✓		✓	✓	✓	✓	✓	✓					✓	✓	✓
Champion Income	✓	✓	✓		✓		✓			✓	✓	✓	✓						✓	✓	✓
Commodity Strategy Total Return	✓	✓	✓	✓			✓			✓	✓	✓	✓						✓		✓
Corporate Bond	✓	✓	✓		✓		✓			✓		✓	✓								✓
Currency Opportunities	✓	✓	✓				✓			✓		✓	✓								✓
Emerging Markets Debt	✓	✓	✓				✓			✓		✓	✓								✓
Equity Fund, Inc.	✓	✓	✓		✓		✓			✓	✓	✓	✓						✓	✓	✓
Global Strategic Income	✓	✓	✓		✓		✓			✓		✓	✓						✓	✓	✓
Core Bond	✓	✓	✓		✓		✓			✓		✓	✓						✓	✓	✓
International Bond	✓	✓	✓				✓			✓		✓	✓						✓	✓	✓
Limited-Term Government	✓	✓	✓		✓		✓			✓		✓	✓		✓	✓	✓	✓	✓	✓	✓
Main Street Fund	✓	✓	✓		✓		✓			✓	✓	✓	✓						✓	✓	✓
Main Street Select Fund	✓	✓	✓		✓		✓			✓	✓	✓	✓						✓	✓	✓
Main St Small- & Mid-Cap	✓	✓	✓		✓		✓			✓	✓	✓	✓						✓		✓
Master Event-Linked Bond Fund, LLC	✓	✓	✓				✓		✓	✓	✓	✓	✓
Master Inflation Protected Securities Fund, LLC	✓	✓	✓		✓		✓		✓	✓	✓	✓	✓
Master Loan Fund, LLC	✓	✓	✓				✓		✓	✓	✓	✓	✓
Portfolio Series Fixed Income Active Allocation	✓	✓	✓		✓		✓			✓		✓	✓								✓
Senior Floating Rate Fund	✓	✓	✓				✓	✓	✓	✓	✓	✓	✓								✓
Short Duration Fund	✓	✓	✓		✓		✓			✓		✓	✓								✓

Q:      Why are the Funds reorganizing from a Maryland corporation or a Massachusetts business trust into a Delaware statutory trust?

A:      The Board of each Fund has determined that investment companies formed as Delaware statutory trusts have certain advantages over investment companies organized as Maryland corporations or Massachusetts business trusts. Under Delaware law and the DE Trust’s Agreement and Declaration of Trust (“Declaration of Trust”), the Board of Trustees of the DE Trust will have more flexibility to adjust to changing circumstances and market conditions. For example, the Board of the DE Trust will not need to undergo the costly and time-consuming process of procuring shareholder approval for amendments to the Declaration of Trust to address pressing issues or to implement certain strategic alternatives. In addition, under Delaware law investment companies are able to simplify their operations by reducing administrative burdens. Please read the proxy statement for more information on this proposal.

FOR INTERNAL USE ONLY

Proxy Mailings & Solicitation

When a mutual fund proposes certain changes to the fund (for example, change of fundamental investment policy), or is electing its board of directors/trustees, the fund must obtain approval from shareholders.  It’s not easy for most shareholders to attend a shareholder meeting, so nearly all votes are obtained through the proxy process prior to the meeting.  Whether shareholders own very few or a great many shares, it’s important that those shares and those shareholders’ interests are represented.  A very large number of votes are required for a proposal to be approved by shareholders.
Well in advance of a shareholder meeting, proxy materials are mailed to each shareholder in a fund as of a specific date (record date).  The materials provide information about the meeting and the proposals on which shareholders are being asked to vote.  These materials are required to be sent to shareholders by SEC regulations. These materials may include:

• A proxy statement, notice of the meeting, shareholder letter, ballot and return mail envelope	For any proxy, once a shareholder has had a chance to review the proposals, OppenheimerFunds offers multiple ways to vote:
• A proxy for a fund reorganization proposal (a merger between funds) contains the same materials plus a fund prospectus of the surviving fund, and a copy of the reorganization agreement	• Mailing the ballot in the return envelope • Voting online at www.proxyonline.us • Voting by telephone at 888-227-9349
• A letter or notice of a shareholder meeting (for eProxy, or Notice and Access proxy), followed by a ballot about two weeks later, with all other proxy materials available online or by request
• Voting through a proxy phone solicitor: if a shareholder of record has not yet voted, they may receive a call from a representative offering to assist with the voting process.  The representative can answer questions about the campaign, and accept a vote over the phone.

•	A letter or notice of a shareholder meeting (for eProxy, or Notice and Access proxy), followed by a ballot about two weeks later, with all other proxy materials available online or by request

Why is phone solicitation sometimes required?
In order to successfully complete a proxy campaign, enough votes must be received (or be “present”) to conduct a valid shareholder meeting.  This is called “quorum”.  For most funds, quorum means receiving votes for 50.1%, a simple majority of outstanding shares.  We will often mail the proxy materials multiple times to remind shareholders to vote; however, if too few shareholders return ballots, or vote by phone or internet to hold the meeting, we must retain a solicitor to help obtain votes.
OppenheimerFunds employs The Altman Group for both our proxy mailing process and the phone solicitation.  If a shareholder receives a call from The Altman Group, it is carefully handled as a service call.  All calls are highly professional, scripted, supervised and recorded to seek the best service possible.
If a shareholder receives a proxy call, and prefers not to be contacted by phone, we will do our best to refrain from calling.  Since this process is conducted on behalf of the fund for all shareholders, obtaining votes remains essential.

Shares of Oppenheimer funds are not deposits of any bank, are not guaranteed by any bank, are not insured by the FDIC or any other agency, and involve investment risks, including possible loss of the principal amounts invested.

Before investing in any of the Oppenheimer funds, investors should carefully consider a fund's investment objectives, risks, charges and expenses. Fund prospectuses and summary prospectuses contain this and other information about the funds, and may be obtained by asking your financial advisor, visiting our website at oppenheimerfunds.com or calling us at 1.800.255.2755. Read prospectuses and summary prospectuses carefully before investing.
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